Exhibit 10.4

Fifth Amendment to the Stock Incentive Plan

a.           The name of the Plan shall be the Dollar Tree, Inc. Stock Incentive Plan.

b.           Dollar Tree, Inc. shall replace Dollar Tree Stores, Inc. each place where it appears in the Plan.

c.           The first line is replaced in its entirety as follows:

THIS DOLLAR TREE, INC. INCENTIVE PLAN (“Plan”) is made by Dollar Tree, Inc. and its member companies (“Company”).

d.           The definition of Member Company is added to Article 2 as follows:

Member Company. Member Company means any “parent corporation” or “subsidiary corporation” (within the meaning of Section 424 of the Code) of the Company, including a corporation that becomes a Member Company after the adoption of this Plan, that the Committee designates as a participating employer in the Plan.

e.           The definition of Person in Section 2.15 is replaced in its entirety as follows:

2.15           Person.  Any individual, corporation, partnership, group, association or other “person” (as such term is used in Section 14(d)(2) of the Exchange Act), other than the Company, any Member Company or any employee benefit plan sponsored by the Company or a Member Company.

f.           The definition of Subsidiary in Section 2.19 is deleted.

g.           In Sections 2.7,  2.17, 3.2.3, 5, 6.1, 6.4.3, 8.1, 8.2, 8.3, 8.4, 9.2 and 11.1, “Member Company” or “Member Companies” shall replace “Subsidiary” or “Subsidiaries.”